EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective __________, 2026 (the “Effective Date”) by and between Ross Stores, Inc., a Delaware corporation, and ____________ (the “Executive”). References herein to the “Company” shall mean Ross Stores, Inc. and, where appropriate, Ross Stores, Inc. and each and any of its divisions, affiliates or subsidiaries.
RECITALS
A.The Company wishes to employ the Executive, and the Executive is willing to accept such employment, as ______________________.
B.It is now the mutual desire of the Company and the Executive to enter into a written employment agreement to govern the terms of the Executive’s employment by the Company as of and following the Effective Date on the terms and conditions set forth below.
TERMS AND CONDITIONS
In consideration for the promises of the parties set forth below, the Company and the Executive hereby agree as follows:
1.Term. Subject to the provisions of Section 6 of this Agreement, the term of employment of the Executive by the Company under this Agreement shall be as follows:
(a)Initial Term. The initial term of employment of the Executive by the Company under this Agreement shall begin on the Effective Date and end on March 31, 2030 (the “Initial Term”), unless extended or terminated earlier in accordance with this Agreement. The Initial Term plus any Extension (as defined in Section 1(c) hereof) thereof shall be the “Term of Employment.”
(b)Extension Intent Notice. By December 31, 2027, the Executive shall advise the Chief Executive Officer of the Company (“CEO”) or the CEO’s designee whether the Executive would like the Term of Employment extended. If the Executive does not timely notify the Company of Executive’s desire to extend (or not to extend) the Term of Employment, then such action shall be deemed to result in the Executive’s Voluntary Termination as of the Term of Employment end date unless the Company determines otherwise in its sole and absolute discretion.
(c)New Agreement. Provided that, in accordance with Section 1(b) hereof, the Executive has timely notified the CEO or the CEO’s designee of the Executive’s desire to extend the Executive’s employment, the Company will consider whether to offer the Executive an extension under this Agreement or a new Employment Agreement. If the Company decides in its sole and absolute discretion to offer the Executive an extension or a new Employment Agreement, the Company will notify the Executive accordingly (an "Extension Notice") not less than one hundred eighty (180) days prior to the expiration of the Term of Employment. If the Company timely provides an Extension Notice and the Executive and the Company enter into such extension (or a new Employment Agreement), the Initial Term hereof will be extended by such additional period of time set forth in the Extension Notice (each an "Extension"). If the Company timely provides an

Extension Notice and offers the Executive an extension or a new Employment Agreement providing at least comparable terms to the Executive’s then current Employment Agreement but the Executive does not agree to enter into such extension or new Employment Agreement, such action shall be deemed to result in Executive’s Voluntary Termination as of the Term of Employment end date unless the Company determines otherwise in its sole and absolute discretion.
2.Position and Duties. During the Term of Employment, the Executive shall serve as ___________________________. During the Term of Employment, the Executive may engage in outside activities provided (i) such activities (including but not limited to membership on boards of directors of not-for-profit and for-profit organizations) do not conflict with the Executive’s duties and responsibilities hereunder and (ii) the Executive obtains written approval from the CEO of any significant outside business activity in which the Executive plans to become involved, whether or not such activity is pursued for profit.
3.Principal Place of Employment. The Executive shall be employed at the Company’s offices in Dublin, CA, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations of the Executive’s position.
4.Compensation and Related Matters.
(a)Salary. During the Term of Employment, the Company shall pay to the Executive a salary at a rate of not less than ________________ ($_________) per annum. The Executive’s salary shall be payable in substantially equal installments in accordance with the Company’s normal payroll practices applicable to senior executives. Subject to the first sentence of this Section 4(a), the Executive’s salary may be adjusted from time to time in accordance with normal business practices of the Company.
(b)Bonus. During the Term of Employment, the Executive shall be eligible to receive an annual bonus paid under the Company’s existing incentive bonus plan under which the Executive is eligible (which is currently the Incentive Compensation Plan) or any replacement plan that may subsequently be established and in effect during the Term of Employment. The current target annual bonus the Executive is eligible to earn upon achievement of 100% of all applicable performance targets under such incentive bonus plan is __% of the Executive’s then effective annual salary rate. Annual bonuses are not earned until the date any such bonus is paid in accordance with the terms of the applicable bonus plan. As such, the Executive’s termination for Cause or Voluntary Termination (as described in Sections 6(c) and 6(f), respectively) prior to the Company’s payment of the bonus for a fiscal year of the Company will cause the Executive to be ineligible for any annual bonus for that fiscal year or any pro-rata portion of such bonus.
(c)Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including, but not limited to, all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.
(d)Benefits. During the Term of Employment, the Executive shall be entitled to participate in all of the Company’s employee benefit plans and arrangements in which senior executives of the Company are eligible to participate. The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with any other similarly situated senior executive of the Company. The Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement made available by the Company in the future to its senior executives, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary or bonus otherwise payable under this Agreement.
(e)Vacations. During the Term of Employment, the Executive shall be entitled to __________ vacation days in each calendar year, determined in accordance with the Company’s vacation plan. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives. Unused vacation days shall not be forfeited once they have been earned and, if still unused at the time of the Executive’s termination of employment with the Company, shall be promptly paid to the Executive at their then-current value, based on the Executive’s daily salary rate at the time of the Executive’s termination of employment.
(f)Services Furnished. The Company shall furnish the Executive with office space and such services as are suitable to the Executive’s position and adequate for the performance of the Executive’s duties during the Term of Employment.
5.Confidential Information and Intellectual Property.
(a)This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.
(b)Other than in the performance of the Executive’s duties hereunder, the Executive agrees not to use in any manner or disclose, distribute, publish, communicate or in any way cause to be used, disclosed, distributed, published, or communicated in any way or at any time, either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any Confidential Information (as defined below) obtained while in the employ of the Company.
(c)Confidential Information includes any non-public written or unwritten information which relates to and/or is used by the Company or its subsidiaries, affiliates or divisions, including, without limitation: (i) the Company’s compilation of the buying habits and other proprietary information regarding past, present and potential customers, employees and suppliers of the Company as developed by or specifically for the Company (including, but not limited to, under the direction of the Executive while employed by the Company) and not generally known to the public; (ii) customer and supplier contracts and transactions or price lists of the Company and suppliers; (iii) the Company’s methods of distribution; (iv) all Company agreements, files, books, logs, charts, records, studies, reports, processes, schedules and statistical information that are specific to the Company’s business and/or strategy; (v) data, figures, projections, estimates, pricing data, customer lists (as described in this section) , buying manuals or procedures, distribution manuals or procedures, and other policy and procedure manuals or handbooks; (vi) supplier information that the Company has devoted significant resources to develop and determine, tax records, personnel histories and records, sales information and property information; (vii) information regarding the present or future phases of the Company’s business; (viii) inventions, trademarks and the Company’s non-public business information processes, techniques, improvements, designs, redesigns, creations, discoveries, trade secrets, and developments; (ix) all computer software licensed or developed by the Company or its subsidiaries, affiliates or divisions, computer programs, computer-based and web-based training programs, and systems; and (x) the Company’s finances and financial information. However, Confidential Information will not include information of the Company or its subsidiaries, affiliates or divisions that (1) became or becomes a matter of public knowledge through sources independent of the Executive or (2) has been or is disclosed by the Company or its subsidiaries, affiliates or divisions without restriction on its use. To the extent that the executive is required or permitted by law or governmental order or regulation to disclose Confidential Information, the Executive shall provide prompt written notice of any such order to the Company’s CEO or CEO’s designee sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole and absolute discretion. The Executive agrees that, if there is any reasonable doubt whether an item is public knowledge, the Executive will not regard the item as public knowledge until and unless the Company’s CEO confirms to the Executive that the information is public knowledge.
(d)The provisions of this Section 5 shall not preclude the Executive from disclosing such information to the Executive's professional tax advisor or legal counsel solely to the extent necessary to the rendering of their professional services to the Executive if such individuals agree to keep such information confidential.
(e)Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(f)The Executive agrees that upon leaving the Company’s employ, the Executive will remain reasonably available to answer questions from Company officers regarding the Executive’s former duties and responsibilities and the knowledge the Executive obtained in connection therewith.
(g)The Executive agrees that upon leaving the Company's employ the Executive will not communicate directly or indirectly with, or give statements to, any member of the media (including print, television, radio or social media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information) as a result of employment with the Company. The Executive further agrees to notify the CEO or the CEO’s designee immediately after being contacted by any member of the media with respect to any matter affected by this section.
(h)The Executive agrees that all information, inventions and discoveries, whether or not patented or patentable, protected by a copyright or copyrightable, or registered as a trademark or eligible to be registered as a trademark, made or conceived by the Executive, either alone or with others, at any time while employed by the Company, which arise out of such employment or is pertinent to any field of business or research in which, during such employment, the Company, its subsidiaries, affiliates or divisions is engaged or (if such is known to or ascertainable by the Executive) is considering engaging (“Intellectual Property”) shall (i) be and remain the sole property of the Company and the Executive shall not seek a patent or copyright or trademark protection with respect to such Intellectual Property without the prior consent of an authorized representative of the Company and (ii) be disclosed promptly to an authorized representative of the Company along with all information the Executive possesses with regard to possible applications and uses. Further, at the request of the Company, and without expense or additional compensation to the Executive, the Executive agrees to, during and after the Executive’s employment, execute such documents and perform such other acts as the Company deems necessary to obtain, perfect, maintain, protect and enforce patents on such Intellectual Property in a jurisdiction or jurisdictions designated by the Company, and to assign and transfer to the Company or its designee all such Intellectual Property rights and all patent applications and patents relating thereto. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the work product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.
(i)The Executive represents and warrants that, as of the Effective Date, there is no Intellectual Property that: (i) has been created by or on behalf of the Executive, and/or (ii) is owned exclusively by the Executive or jointly by the Executive with others or in which the Executive has an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder. The Executive understands further that the Intellectual Property will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code.
(j)The Executive and the Company agree that the Executive intends all original works of authorship within the purview of the copyright laws of the United States authored or created by the Executive in the course of the Executive’s employment with the Company will be works for hire within the meaning of such copyright law.
(k)Upon termination of the Executive’s employment, or at any time upon request of the Company, the Executive will (i) promptly return to the Company all Confidential Information and Intellectual Property, in any form, including but not limited to letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, data printouts, microfilms, magnetic tapes, disks, recordings, documents, and all copies thereof, and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.
(l) Nothing in this Agreement shall limit the Executive’s right to disclose sexual harassment, sexual assault dispute, unlawful acts in the workplace, or restrict or impede the Executive from exercising protected rights as afforded by applicable law.
6.Termination. The Executive’s employment may be terminated during the Term of Employment only as follows:
(a)Death. The Executive’s employment shall terminate upon the Executive’s death.
(b)Disability. If, as a result of the Executive’s Disability (as defined below), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for the entire period of six consecutive months, and, within thirty days after written notice of termination is given by the Company (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, the Executive’s employment shall terminate in accordance with Section 7(b)(ii). For purposes of this Agreement, the term “Disability” shall have the same meaning as ascribed to such term under the Company's long-term disability plan in which the Executive is participating; provided that in the absence of such plan (or the absence of the Executive's participation in such plan), Disability shall mean the Executive’s inability to substantially perform the Executive’s duties hereunder due to a medically determinable physical or mental impairment which has lasted for a period of not less than one hundred twenty (120) consecutive days.
(c)For Cause. The Company may terminate the Executive’s employment for Cause. For this purpose, “Cause” means the occurrence of any of the following (i) the Executive’s repeated failure to substantially perform the Executive’s duties hereunder (unless such failure is a result of a Disability as defined in Section 6(b)); (ii) the Executive’s theft, dishonesty, breach of fiduciary duty for personal profit or falsification of any documents of the Company; (iii) the Executive’s material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the Executive as a result of which the Company is required to prepare an accounting restatement; (v) the Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Executive’s improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the Executive which is materially injurious to the Company monetarily or otherwise; (vii) any material breach by the Executive of the provisions of Section 9 [Certain Employment Obligations] of this Agreement; or (viii) the Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which materially impairs the Executive’s ability to perform Executive’s duties with the Company. A termination for Cause shall not take effect unless: (1) the Executive is given written notice by the Company of its intention to terminate the Executive for Cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; and (3) where practicable, the notice is given within sixty days of the Company’s learning of such act or acts or failure or failures to act.
(d)Without Cause. The Company may terminate the Executive’s employment at any time Without Cause. A termination “Without Cause” is a termination by the Company of the Executive’s employment with the Company for any reasons other than the death or Disability of the Executive or the termination by the Company of the Executive for Cause as described in Section 6(c).
(e)Termination by the Executive for Good Reason.
(i)Termination Not in Connection with a Change in Control. At any time during the Term of Employment, other than within the period commencing one month prior to and ending twelve months following a Change in Control (as defined below in Section 8(e)(ii)), the Executive may terminate the Executive’s employment with the Company for “Good Reason,” which shall be deemed to occur if, within sixty days after receipt of written notice to the Company by the Executive of the occurrence of one or more of the following conditions, any of the following conditions have not been cured: (i) a failure by the Company to comply with any material provision of this Agreement (including but not limited to the reduction of the Executive’s salary or the target annual bonus opportunity set forth in Section 4(b)); (ii) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the Executive currently maintains without the express written consent of the Executive; provided, that the Executive’s employment may be transferred, assigned, or re-assigned to Ross Stores, Inc. or a division, affiliate or subsidiary of Ross Stores, Inc.; the division, affiliate or subsidiary with respect to which the Executive is performing services may be reorganized; and the Executive’s direct reports or the person or title of the person to whom the Executive reports may be changed; and no such transfer, assignment, re-assignment, reorganization or change shall constitute “Good Reason” for the Executive’s termination of employment under this Section 6(e)(i); or (iii) the relocation of the Executive’s Principal Place of Employment as described in Section 3 to a location that increases the regular one-way commute distance between the Executive’s residence and Principal Place of Employment by more than 25 miles without the Executive’s prior written consent. In order to constitute a termination of employment for Good Reason, the Executive must provide written notice to the Company of the existence of the condition giving rise to the Good Reason termination within sixty days of the initial existence of the condition, and in the event such condition is cured by the Company within sixty days from its receipt of such written notice, the termination shall not constitute a termination for Good Reason.
(ii)Termination in Connection with a Change in Control. Within the period commencing a month prior to and ending twelve months following a Change in Control, the Executive may terminate the Executive’s employment with the Company for “Good Reason,” which shall be deemed to occur if, within sixty days after receipt of written notice to the Company by the Executive of the occurrence of one or more of the following conditions, any of the following conditions have not been cured: (i) a failure by the Company to comply with any provision of this Agreement (including, but not limited to, the reduction of the Executive’s salary, the target annual bonus opportunity or any other incentive opportunity, in each case, as of immediately prior to the Change in Control); (ii) a change in title, the nature or scope of the authority, power, function, responsibilities, reporting relationships or duty attached to the position which the Executive currently maintains without the express written consent of the Executive; (iii) the relocation of the Executive’s Principal Place of Employment as described in Section 3 to a location that increases the regular one-way commute distance between the Executive’s residence and Principal Place of Employment by more than 25 miles without the Executive’s prior written consent; (iv) a change in the benefits to which the Executive is entitled to immediately prior to the Change in Control; or (v) the failure of the Company to assign this Agreement to any successor to the Company. In order to constitute a termination of employment for Good Reason, the Executive must provide written notice to the Company of the existence of the condition giving rise to the Good Reason termination within sixty days of the initial existence of the condition, and in the event such condition is cured by the Company within sixty days from its receipt of such written notice, the termination shall not constitute a termination for Good Reason.
(f)Voluntary Termination. The Executive may voluntarily resign from the Executive’s employment with the Company at any time (a “Voluntary Termination”). A voluntary resignation from employment by the Executive for Good Reason pursuant to Section 6(e)(i) shall not be deemed a Voluntary Termination.
(g)Non-Renewal Termination. If the Company does not provide the Executive an Extension Notice in accordance with Section 1(c), this Agreement shall automatically expire at the end of the then current Term of Employment (a “Non-Renewal Termination”).
7.Notice and Effective Date of Termination.
(a)Notice. Any termination of the Executive’s employment by the Company or by the Executive during the Term of Employment (other than as a result of the death of the Executive, a Voluntary Termination described in Section 6(f), or a Non-Renewal Termination described in Section 6(g)) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and, except in the case of termination Without Cause described in Section 6(d), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.
(b)Date of Termination. The date of termination of the Executive’s employment shall be:
(i)if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death;
(ii)if the Executive’s employment is terminated due to Disability pursuant to Section 6(b), the date of termination shall be the last to occur of the 31st day following delivery of the notice of termination to the Executive by the Company or the end of the consecutive six-month period referred to in Section 6(b);

(iii)if the Executive’s employment is terminated by the Executive as a Voluntary Termination, the effective date shall be the date mutually agreed to by the Company and the Executive or if the Executive’s employment is terminated for any other reason by either party (other than Voluntary Termination), the date on which a notice of termination is delivered to the other party or, in the event of the Company’s termination of the Executive, such date as the Company may specify in such notice; and
(iv)if the Agreement expires pursuant to a Non-Renewal Termination described in Section 6(g), the parties’ employment relationship shall terminate on the last day of the then current Term of Employment without any notice.
8.Compensation and Benefits Upon Termination.
(a)Termination Due To Disability, Without Cause or For Good Reason. If the Executive’s employment terminates pursuant to Section 6(b) [Disability], Section 6(d) [Without Cause], or Section 6(e)(i) [Termination by Executive for Good Reason Not in Connection with a Change in Control], then, subject to Section 22 [Compliance with Section 409A], in addition to all salary, annual bonuses, expense reimbursements, benefits and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment, the Executive shall be entitled to the compensation and benefits set forth in Sections 8(a)(i) through (vii), provided that within sixty days following the Executive’s termination of employment (i) the Executive has executed and delivered to the Company a general release of claims against the Company and its subsidiaries, affiliates, stockholders, directors, officers, employees, agents, successors and assigns in the current form approved by the Company and attached as Exhibit A (provided, however, that the Company may modify such release in Exhibit A from time to time solely as needed to comply with federal, state, or local laws in effect at the time such release is to be executed) (the “Release”), and (ii) the Release has become irrevocable:
(i)Salary. Commencing on the sixtieth day after the date of the Executive's termination of employment, the Company shall continue to pay to the Executive the Executive’s salary, at the rate in effect immediately prior to such termination of employment, through the remainder of the Term of Employment then in effect; provided, however, that any such salary otherwise payable during the 60-day period immediately following the date of such termination of employment shall be paid to the Executive sixty days following such termination of employment.
(ii)Bonus. The Company shall continue to pay to the Executive an annual bonus through the remainder of the Term of Employment then in effect; provided, however, that the amount of the annual bonus determined in accordance with this Section 8(a)(ii) for the fiscal year of the Company (“Fiscal Year”) in which such Term of Employment ends shall be prorated on the basis of the number of days of such Term of Employment occurring within such Fiscal Year. The amount of each annual bonus payable pursuant to this Section 8(a)(ii), prior to any proration, shall be equal to the annual bonus that the Executive would have earned had no such termination under Section 8(a) occurred, contingent on the relevant annual bonus plan performance goals for the respective year having been obtained. However, in no case shall any such annual bonus, prior to proration, attributable to any Fiscal Year commencing on or after the first day of the Fiscal Year in which the Executive’s termination of employment occurs exceed 100% of the Executive's target bonus for the Fiscal Year in which the Executive's termination of employment occurs. Such bonuses shall be paid on the later of the date they would otherwise be paid in accordance with the applicable Company bonus plan or sixty days after the date of the Executive's termination of employment.
(iii)Stock Options. Stock options granted to the Executive by the Company and which remain outstanding immediately prior to the date of termination of the Executive’s employment, as provided in Section 7(b), shall remain outstanding until and shall immediately become vested in full upon the Release becoming irrevocable.
(iv)Restricted Stock. Shares of restricted stock granted to the Executive by the Company, according to the terms of the Ross Stores, Inc. Restricted Stock Agreement, which have not become vested as of the date of termination of the Executive’s employment, as provided in Section 7(b), shall immediately become vested on a pro rata basis upon the Release becoming irrevocable. The number of such additional shares of restricted stock that shall become vested as of the date of the Executive’s termination of employment shall be that number of additional shares that would have become vested through the date of such termination of employment at the rate(s) determined under the vesting schedule applicable to such shares had such vesting schedule provided for the accrual of vesting on a daily basis (based on a 365 day year). The pro rata amount of shares vesting through the date of termination shall be calculated by multiplying the number of unvested shares scheduled to vest in each respective vesting year by the ratio of the number of days from the date of grant through the date of termination and the number of days from the date of grant through the original vesting date of the respective vesting tranche. Any shares of restricted stock remaining unvested after such pro rata vesting shall automatically be reacquired by the Company in accordance with the provisions of the applicable restricted stock agreement, and the Executive shall have no further rights in such unvested portion of the restricted stock. In addition, the Company shall waive any reacquisition or repayment rights for dividends paid on restricted stock prior to Executive’s termination of employment.
(v)Performance Share Awards. On the Performance Share Vesting Date (as defined in the Executive's Notice of Grant of Performance Shares and Performance Share Agreement from the Company (collectively the "Performance Share Agreement")) next following the Executive's date of termination of employment, the number of Performance Shares that shall become Vested Performance Shares (as defined in the Performance Share Agreement) shall be determined by multiplying (a) that number of shares of Company Common Stock subject to the Performance Share Agreement that would have become Vested Performance Shares had no such termination occurred; provided, however, in no case shall the number of Performance Shares that become Vested Performance Shares prior to proration exceed 100% of the Target Number of Performance Shares set forth in the Performance Share Agreement by (b) the ratio of the number of full months of the Executive's employment with the Company during the Performance Period (as defined in the Performance Share Agreement) to the number of full months contained in the Performance Period. Vested Common Shares shall be issued in settlement of such Vested Performance Shares on the Settlement Date next following the date of the Executive’s termination of employment.
(vi)Unvested Common Shares Issued in Settlement of Performance Share Awards. If the Executive terminates employment pursuant to Sections 6(b), 6(d) or 6(e)(i) after the Performance Share Vesting Date, all Unvested Common Shares (as defined in the Performance Share Agreement) issued in settlement of the Performance Share Award shall become vested in full effective as of the date of such termination.

(vii)Health Care Coverage. The Company shall continue to provide the Executive with medical, dental, vision and mental health care coverage at or equivalent to the level of coverage that the Executive had at the time of the termination of employment (including coverage for the Executive’s eligible dependents to the extent such dependents were covered immediately prior to such termination of employment) for the remainder of the Term of Employment, except coverage for a dependent will end when the dependent is no longer eligible for coverage, if earlier than the Term of Employment end date, provided, however that in the event such coverage may no longer be extended to the Executive following termination of the Executive’s employment either by the terms of the Company’s health care plans or under then applicable law, the Company shall instead reimburse the Executive for the Executive’s cost of substantially equivalent health care coverage available to the Executive under ERISA Section 601 and thereafter and Section 4980B of the Internal Revenue Code (i.e., COBRA coverage) for a period not to exceed the lesser of (A) 18 months after the termination of the Executive’s employment or (B) the remainder of the Term of Employment, and provided further that (1) any such health care coverage or reimbursement for health care coverage shall cease at such time that the Executive becomes eligible for health care coverage through another employer and (2) any such reimbursement shall be made no later than the last day of the calendar year following the end of the calendar year with respect to which such coverage or reimbursement is provided. The Executive must notify the Company within five business days of becoming eligible for such other coverage and promptly repay the Company any benefits the Executive received in error.
The Company shall have no further obligations to the Executive as a result of termination of employment described in this Section 8(a) except as set forth in Section 13.
(b)Termination for Cause or Voluntary Termination. If the Executive’s employment terminates pursuant to Section 6(c) [For Cause] or Section 6(f) [Voluntary Termination], the Executive shall be entitled to receive only the salary, annual bonuses, expense reimbursements, benefits and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment. Annual bonuses are not earned until the date any such bonus is paid in accordance with the terms of the applicable bonus plan. As such, the Executive shall not be entitled to any bonus not paid prior to the date of the Executive’s termination of employment, and the Executive shall not be entitled to any prorated bonus payment for the year in which the Executive’s employment terminates. Any stock options granted to the Executive by the Company shall continue to vest only through the date on which the Executive’s employment terminates, and unless otherwise provided by their terms, any restricted stock, performance share awards or other equity awards that were granted to the Executive by the Company that remain unvested as of the date on which the Executive’s employment terminates shall automatically be forfeited and the Executive shall have no further rights with respect to such awards. The Company shall have no further obligations to the Executive as a result of termination of employment described in this Section 8(b) except as set forth in Section 13.

(c)Death. If the Executive’s employment terminates pursuant to Section 6(a) [Death], (i) the Executive’s designated beneficiary or the Executive’s estate shall be entitled to receive only the salary, any unpaid annual bonus for the fiscal year of the Company occurring immediately prior to the fiscal year in which the Executive’s death occurred, expense reimbursements, benefits, and accrued vacation earned by the Executive pursuant to Section 4 through the date of the Executive’s death; (ii) at the time payable under the applicable Company bonus plan, an annual bonus shall be paid to the Executive’s designated beneficiary or the Executive’s estate for the fiscal year of the Executive’s death based on the annual bonus that the Executive would have earned under the Company’s bonus plan for such fiscal year had the Executive not died, contingent on the relevant annual bonus plan performance goals for said year having been obtained, capped at 100% of the Executive’s target bonus for such fiscal year and pro-rated for the number of days the Executive is employed during such fiscal year until the Executive’s death; (iii) any shares of restricted stock granted to the Executive by the Company at least 12 months prior to the Executive’s date of death that are unvested as of such date shall immediately become fully vested and any shares of restricted stock granted to the Executive by the Company within the 12-month period ending on the Executive’s date of death that are unvested as of such date shall automatically be forfeited and the Executive shall have no further rights with respect to such restricted stock; and (iv) the Company shall waive any reacquisition or repayment rights for dividends paid on restricted stock prior to the Executive’s death.
(i)Performance Share Awards. On the Performance Share Vesting Date next following the Executive's date of death, the number of Performance Shares that shall become Vested Performance Shares shall be determined by multiplying (a) that number of shares of Company Common Stock subject to the Performance Share Agreement that would have become Vested Performance Shares had no such termination occurred; provided, however, in no case shall the number of Performance Shares that become Vested Performance Shares prior to proration exceed 100% of the Target Number of Performance Shares set forth in the Performance Share Agreement, by (b) the ratio of the number of full months of the Executive's employment with the Company during the Performance Period (as defined in the Performance Share Agreement) to the number of full months contained in the Performance Period. Vested Common Shares shall be issued in settlement of such Vested Performance Shares on the Settlement Date next following the Executive’s date of death.
(ii)Unvested Common Shares Issued in Settlement of Performance Share Awards. If the Executive dies after the Performance Share Vesting Date, all Unvested Common Shares issued in settlement of the Performance Share Award shall become vested in full effective as of the date of such termination.
(d)Non-Renewal Termination. If the Agreement expires as set forth in Section 6(g) [Non-Renewal Termination], then, subject to Section 22 [Compliance with Section 409A], in addition to all salary, annual bonuses, expense reimbursements, benefits and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment, the Executive shall be entitled to the compensation set forth in Sections 8(d)(i) through (v), provided that within sixty days following the Executive’s termination of employment (i) the Executive has executed and delivered the Release to the Company, and (ii) the Release has become irrevocable:

(i)Bonus. The Company shall pay the Executive an annual bonus for the fiscal year of the Company (“Fiscal Year”) in which the date of the Executive’s termination of employment occurs, which shall be prorated for the number of days of such Fiscal Year that the Executive is employed by the Company. The amount of such annual bonus, prior to proration, shall be equal to the annual bonus that the Executive would have earned under the Company’s bonus plan for the Fiscal Year in which the Executive’s termination of employment occurs had the Executive remained in its employment, contingent on the relevant annual bonus plan performance goals for the year in which Executive terminates having been obtained. However, in no case shall any such annual bonus, prior to proration, attributable to any Fiscal Year commencing on or after the first day of the Fiscal Year in which the Executive’s termination of employment occurs exceed 100% of the Executive's target bonus for the Fiscal Year in which the Executive's termination of employment occurs. Such bonus shall be paid on the later of the date they would otherwise be paid in accordance with the applicable Company bonus plan or sixty days after the date of the Executive's termination of employment.
(ii)Stock Options. Stock options granted to the Executive by the Company and which remain outstanding immediately prior to the date of termination of the Executive’s employment, as provided in Section 7(b), shall remain outstanding until and shall immediately become vested in full upon the Release becoming irrevocable.
(iii)Restricted Stock. Shares of restricted stock granted to the Executive by the Company which have not become vested as of the date of termination of the Executive’s employment, as provided in Section 7(b), shall immediately become vested on a pro rata basis upon the Release becoming irrevocable. The number of such additional shares of restricted stock that shall become vested as of the date of the Executive’s termination of employment shall be that number of additional shares that would have become vested through the date of such termination of employment at the rate(s) determined under the vesting schedule applicable to such shares had such vesting schedule provided for the accrual of vesting on a daily basis (based on a 365-day year). The pro rata amount of shares vesting through the date of non-renewal shall be calculated by multiplying the number of unvested shares scheduled to vest in each respective vesting year by the ratio of the number of days from the date of grant through the date of non-renewal, and the number of days from the date of grant through the original vesting date of the respective vesting tranche. Any shares of restricted stock remaining unvested after such pro rata vesting shall automatically be reacquired by the Company in accordance with the provisions of the applicable restricted stock agreement, and the Executive shall have no further rights in such unvested portion of the restricted stock. In addition, the Company shall waive any reacquisition or repayment rights for dividends paid on restricted stock prior to Executive’s termination of employment.
(iv)Performance Share Awards. On the Performance Share Vesting Date on or next following the Executive's date of termination of employment, the number of Performance Shares that shall become Vested Performance Shares shall be determined by multiplying (a) that number of shares of Company Common Stock subject to the Performance Share Agreement that would have become Vested Performance Shares had no such termination occurred; provided, however, in no case shall the number of Performance Shares that become Vested Performance Shares prior to proration exceed 100% of the Target Number of Performance Shares set forth in the Performance Share Agreement, by (b) the ratio of the number of full months of the Executive's employment with the Company during the Performance Period (as defined in the

Performance Share Agreement) to the number of full months contained in the Performance Period. Vested Common Shares shall be issued in settlement of such Vested Performance Shares on the Settlement Date next following the date of the Executive’s termination of employment.
(v)Unvested Common Shares Issued in Settlement of Performance Share Awards. If the Executive terminates employment pursuant to Section 6(g) after the Performance Share Vesting Date, all Unvested Common Shares issued in settlement of the Performance Share Award shall become vested in full effective as of the date of such termination.
(e)Special Change in Control Provisions.
(i)Termination of Employment in Connection with a Change in Control. If the Executive’s employment is terminated either by the Company Without Cause (as defined in Section 6(d)) or by the Executive for Good Reason (as defined in Section 6(e)(ii)), in either case within the period commencing one month prior to and ending twelve months following a Change in Control, then, subject to Section 22 [Compliance with Section 409A], the Executive shall be entitled to the compensation and benefits set forth in Sections 8(e)(i)(a) through (e) (in addition to any other payments or benefits provided under this Agreement), provided that within sixty days following the Executive’s termination of employment (i) the Executive has executed and delivered the Release to the Company, and (ii) the Release has become irrevocable:
a.Salary. The Executive shall be entitled to a cash payment equal to 2.99 times the Executive’s then-current annual base salary, which shall be paid to the Executive sixty days following such termination of employment. The payment under this Section 8(e)(i)(a) shall take the place of any payment under Section 8(a)(i) and the Executive shall not be entitled to receive a payment under Section 8(a)(i) if the Executive is entitled to a payment under this Section 8(e)(i)(a).
b.Bonus. The Executive shall be entitled to a cash payment equal to 2.99 times the Executive’s target annual bonus for the Company’s fiscal year then in effect on the date termination of employment occurs, which shall be paid to the Executive sixty days following such termination of employment. The payment under this Section 8(e)(i)(b) shall take the place of any payment under Section 8(a)(ii) and the Executive shall not be entitled to receive a payment under Section 8(a)(ii) if the Executive is entitled to a payment under this Section 8(e)(i)(b).
c.Equity. All shares of restricted stock granted to the Executive by the Company shall become vested in full upon the termination. Additionally, if the termination occurs prior to the Performance Share Vesting Date, 100% of the Target Number of Performance Shares shall be deemed Vested Performance Shares effective as of the date of the termination. All Unvested Common Shares issued in settlement of the Performance Share Award shall become vested effective as of the date of such termination. Except as set forth in this Section 8(e), the treatment of stock options, performance share awards and all other equity awards granted to the Executive by the Company that remain outstanding immediately prior to the date of such Change in Control shall be determined in accordance with their terms.

d.Estate Planning. The Executive shall be entitled to reimbursement of the Executive’s estate planning expenses (including attorneys’ fees) on the same basis, if any, as to which the Executive was entitled to such reimbursements immediately prior to such termination of employment for the remainder of the Term of Employment then in effect.
e.Health Care Coverage. The Company shall continue to provide the Executive with medical, dental, vision, and mental health care coverage at or equivalent to the level of coverage which the Executive had at the time of the termination of employment (including coverage for the Executive’s eligible dependents to the extent such dependents were covered immediately prior to such termination of employment) for the remainder of the Term of Employment, except coverage for dependents will end when dependent is no longer eligible for coverage, if earlier than the Term of Employment end date; provided, however that in the event such coverage may no longer be extended to the Executive following termination of the Executive’s employment either by the terms of the Company’s health care plans or under then applicable law, the Company shall instead reimburse the Executive for the Executive’s cost of substantially equivalent health care coverage available to the Executive under ERISA Section 601 and thereafter and Section 4980B of the Internal Revenue Code (i.e., COBRA coverage) for a period not to exceed 18 months after the termination of the Executive’s employment; and provided further that (1) any such health care coverage or reimbursement for health care coverage shall cease at such time that the Executive becomes eligible for health care coverage through another employer and (2) any such reimbursement shall be made by the last day of the calendar year following the end of the calendar year with respect to which such coverage or reimbursement is provided. The Executive must notify the Company within five business days of becoming eligible for such other coverage and promptly repay the Company any benefits the Executive received in error.
(ii)Change in Control Defined. “Change in Control” means the occurrence of any one or more of the following with respect to the Company:
(1)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) acquires during a twelve-month period ending on the date of the most recent acquisition by such person, in one or a series of transactions, “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who, on the Effective Date of the then current Equity Incentive Plan, is the beneficial owner of thirty-five percent (35%) or more of such voting power; (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities; (C) any acquisition by the Company; (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of the Company; or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(2)any of the following events (“Ownership Change Event”) or series of related Ownership Change Events (collectively, a “Transaction”): (A) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities then entitled to vote generally in the election of directors; (B) a merger or consolidation in which the Company is a party; or (C) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange, or transfer to one or more subsidiaries of the Company), provided that with respect to any such Transaction the stockholders of the Company immediately before the Transaction do not retain immediately after such Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors or, in the Ownership Change Event described in clause (C), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(3)a date specified by the Compensation Committee of the Board following approval by the stockholders of a plan of complete liquidation or dissolution of the Company. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or indirectly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in clauses (1), (2), or (3) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.
(iii)Excise Tax - Best After-Tax Result. In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 8(e)(iv), such Payments shall be either (1) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (2) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. If the Executive’s payments or benefits are delivered to a lesser extent in accordance with this clause (2) above, then the Executive’s aggregate benefits shall be reduced in the following order: (i) cash severance pay that is exempt from Section 409A; (ii) any other cash severance pay; (iii) reimbursement payments under Section 4(c), above; (iv) any restricted stock; (v) any equity awards other than restricted stock and stock options; and (vi) stock options. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made by an independent advisor designated by the Company and reasonably acceptable to the Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Advisor shall assume that the Executive pays all taxes at the highest marginal rate. The Company and the Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Advisor may incur in connection with any calculations contemplated by this Section. In the event that this Section 8(e)(iii) applies, then based on the information provided to the Executive and the Company by Independent Advisor, the Executive may, in the Executive’s sole discretion and within thirty days of the date on which the Executive is provided with the information prepared by Independent Advisor, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by the Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Advisor in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to the Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 8(e)(iv) hereof shall apply, and the enforcement of Section 8(e)(iv) shall be the exclusive remedy to the Company.
(iv)Adjustments. If, notwithstanding any reduction described in Section 8(e)(iii) (or in the absence of any such reduction), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that the Executive’s net proceeds with respect to such Payments (after taking into account the payment of the excise tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by the Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section, the Executive shall pay the Excise Tax.
(v)Acquirer Does Not Assume Performance Share Award. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquirer”), may, without the consent of the Executive, assume or continue in full force and effect the Company’s rights and obligations under a Performance Share Award or substitute for the Award a substantially equivalent award for the Acquirer’s stock. For purposes of this Section, a Performance Share Award shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the applicable Company incentive plan and this Agreement, for each Performance Share or Unvested Common Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled. Notwithstanding any other provision of this Agreement to the contrary, if the Acquirer elects not to assume, continue or substitute for the outstanding Performance Share Awards in connection with a Change in Control prior to the Performance Share Vesting Date, (i) the Target Number of Performance Shares shall become fully vested and such Performance Shares shall be deemed Vested Performance Shares and one Vested Common Share shall be issued to the Executive for each such Vested Performance Share immediately prior to the Change in Control and (ii) any Unvested Common Shares issued in settlement of Performance Share Awards shall become fully vested effective immediately prior to the Change in Control, provided that the Executive’s employment with the Company has not terminated immediately prior to the Change in Control. The vesting of Performance Shares and settlement of Awards that were permissible solely by reason of this Section shall be conditioned upon the consummation of the Change in Control.
(vi)Acquirer Does Not Assume Restricted Stock Award. In the event of a Change in Control, the Acquirer, may, without the consent of the Executive, assume or continue in full force and effect the Company’s rights and obligations under a Restricted Stock Award or substitute for the Award a substantially equivalent award for the Acquirer’s stock. For purposes of this Section, a Restricted Stock Award shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the applicable Company incentive plan and this Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled. Notwithstanding any other provision of this Agreement to the contrary, if the Acquirer elects not to assume, continue or substitute for the outstanding Stock Award in connection with a Change in Control, all of the Shares shall become vested immediately prior to the Change in Control, provided that the Executive’s employment with the Company has not terminated immediately prior to the Change in Control. The vesting of Shares and settlement of Awards that were permissible solely by reason of this Section shall be conditioned upon the consummation of the Change in Control.
9.Certain Employment Obligations.
(a)Employee Acknowledgement. The Company and the Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) as a result of the Executive’s service with the Company, the Executive will use and have access to some of the Company’s proprietary and valuable Confidential Information during the course of the Executive’s employment; (iii) the Confidential Information has been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Executive’s employment or thereafter, the Executive should disclose or improperly use such Confidential Information in violation of the provisions of this Agreement; (iv) the Company will suffer substantial damage which will be difficult to compute if, the Executive solicits or interferes with the Company’s employees; (v) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; and (vi) the provisions of this Agreement will not preclude the Executive from obtaining other gainful employment or service.
(b)Non-Solicitation of Employees. During the period of the Executive’s employment with the Company and for a period of 24 months following the Executive’s termination of that employment with the Company, the Executive shall not, without the written permission of the Company or an affected affiliate, directly or indirectly (i) solicit, recruit, attempt to recruit or raid, or have or cause any other person or entity to solicit, recruit, attempt to recruit or raid, or otherwise induce the termination of employment of any person who is employed by the Company or (ii) encourage any such person not to devote such person’s full business time to the Company. Executive also shall not use any of the Company’s trade secrets to directly or indirectly solicit the employees of the Company. These non-solicitation provisions explicitly cover all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, TikTok, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of this Agreement if the Executive merely updates the Executive’s LinkedIn profile without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this non-solicitation provision.
(c)Non-Solicitation of Third Parties. During the period of the Executive’s employment with the Company and for a period of 24 months following the Executive’s termination of employment with the Company, the Executive shall not in any way use any of the Company’s trade secrets to directly or indirectly solicit or otherwise influence any entity with a business arrangement with the Company, with whom the Executive had contact during the Executive’s employment with the Company, including, without limitation, suppliers, sales representatives, lenders, lessors, and lessees, to discontinue, reduce, or otherwise materially or adversely affect such relationship. These non-solicitation provisions explicitly cover all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, TikTok, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of this Agreement if the Executive merely updates the Executive’s LinkedIn profile without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this non-solicitation provision.
(d)Non-Disparagement. The Executive acknowledges and agrees that the Executive will not defame or criticize the services, business, integrity, veracity, or personal or professional reputation of the Company or any of its directors, officers, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner either during the term of the Executive’s employment or thereafter. Nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as sexual harassment, sexual assault, or discrimination or any other conduct that the Executive has reason to believe is unlawful, or otherwise restricts or impedes the Executive from exercising protected rights as permitted by applicable law.
10. Company Remedies for Executive’s Breach of Certain Obligations.
(a)The Executive acknowledges and agrees that in the event that the Executive breaches or threatens to breach Sections 5 or 9 of this Agreement, all compensation and benefits otherwise payable pursuant to this Agreement and the vesting and/or exercisability of all stock options, restricted stock, performance shares and other forms of equity compensation previously awarded to the Executive, notwithstanding the provisions of any agreement evidencing any such award to the contrary, shall immediately cease.

(b)The Company shall give prompt notice to the Executive of its discovery of a breach by the Executive of Sections 5 or 9 of this Agreement. If it is determined by a vote of not less than two-thirds of the members of the Board that the Executive has breached Sections 5 or 9 of this Agreement and has not cured such breach within ten business days of such notice, then:
(i)the Executive shall forfeit to the Company (A) all stock options, stock appreciation rights, performance shares and other equity compensation awards (other than shares of restricted stock, restricted stock units, and common shares issued in settlement of performance share awards or similar awards) granted to the Executive by the Company which remain outstanding and unexercised or unpaid as of the date of such determination by the Board (the “Breach Determination Date”) and (B) all shares of restricted stock, restricted stock units, common shares issued in settlement of performance share awards and similar awards granted to the Executive by the Company which continue to be held by the Executive as of the Breach Determination Date to the extent that such awards vested during the Forfeiture Period (as defined below); and
(ii)the Executive shall pay to the Company all gains realized by the Executive upon (A) the exercise by or payment in settlement to the Executive on and after the commencement of the Forfeiture Period of stock options, stock appreciation rights, performance shares and other equity compensation awards (other than shares of restricted stock, restricted stock units or similar awards) granted to the Executive by the Company and (B) the sale on and after the commencement of the Forfeiture Period of shares or other property received by the Executive pursuant to awards of restricted stock, restricted stock units or similar awards granted to the Executive by the Company and which vested during the Forfeiture Period.
(c)For purposes of this Section, the gain realized by the Executive upon the exercise or payment in settlement of stock options, stock appreciation rights, performance shares and other equity compensation awards shall be equal to (A) the closing sale price on the date of exercise or settlement (as reported on the stock exchange or market system constituting the principal market for the shares subject to the applicable award) of the number of vested shares issued to the Executive upon such exercise or settlement, reduced by the purchase price, if any, paid by the Executive to acquire such shares, or (B) if any such award was settled by payment in cash to the Executive, the gain realized by the Executive shall be equal to the amount of cash paid to the Executive. Further, for purposes of this Section, the gain realized by the Executive upon the sale of shares or other property received by the Executive pursuant to awards of restricted stock, restricted stock units or similar awards shall be equal to the gross proceeds of such sale realized by the Executive. Gains determined for purposes of this Section shall be determined without regard to any subsequent increase or decrease in the market price of the Company’s stock or taxes paid by or withheld from the Executive with respect to such transactions.
(d)For the purposes of this Section, the “Forfeiture Period” shall be the period ending on the Breach Determination Date and beginning on the earlier of (A) the date six months prior to the Breach Determination Date or (B) the business day immediately preceding the date of the Executive’s termination of employment with the Company.

(e)The Executive agrees to pay to the Company immediately upon the Breach Determination Date the amount payable by the Executive to the Company pursuant to this Section.
(f)The Executive acknowledges that money will not adequately compensate the Company for the substantial damages that will arise upon the breach or threatened breach of Sections 5 or 9 of this Agreement and that the Company will not have any adequate remedy at law. For this reason, such breach or threatened breach will not be subject to the arbitration clause in Section 19; rather, the Company will be entitled, in addition to other rights and remedies, to seek specific performance, injunctive relief, and other equitable relief from a court of competent jurisdiction, to prevent or restrain such breach or threatened breach. The Company may at its option obtain such relief from an arbitrator pursuant to Section 19 hereof, or by simultaneously seeking arbitration under Section 19 and a temporary injunction from a court pending the outcome of the arbitration. It shall be the Company’s sole and exclusive right to elect which approach to use to vindicate its rights. The Executive further agrees that in the event of a breach or threatened breach, the Company shall be entitled to obtain an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach, without posting a bond or having to prove irreparable harm or damages, and to obtain all costs and expenses, including reasonable attorneys’ fees and costs. In addition, the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants in this Agreement.
(g)Recoupment. The Executive hereby understands and agrees that (i) if the Executive is an “Affected Officer”, as defined in the Company’s Policy for Recovery of Erroneously Awarded Incentive Compensation, adopted November 15, 2023 (“Recovery Policy”), the Executive shall be subject to the Recovery Policy in addition to the Company’s recoupment policy (“Recoupment Policy”) and (ii) if the Executive is not an Affected Officer, the Executive shall be subject to the Company’s Recoupment Policy. Under the Recoupment Policy applicable to the Company’s senior executives, subject to the discretion and approval of the Board, the Company may, to the extent permitted by governing law, require reimbursement of any cash payments and reimbursement and/or cancellation of any Performance Share or Common Shares issued in settlement of a Performance Share to the Executive where all of the following factors are present: (1) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (2) the Board determines that the Executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, (3) a lower award would have been made to the Executive based upon the restated financial results, and (4) such amount was not otherwise recovered under the Recovery Policy. In each instance, the Company may seek to recover the Executive’s entire gain received by the Executive within the relevant period, plus a reasonable rate of interest.
11.Exercise of Stock Options Following Termination. If the Executive's employment terminates, the Executive (or the Executive's estate) may exercise the Executive's right to purchase any vested stock under the stock options granted to the Executive by the Company as provided in the applicable stock option agreement or Company plan. All such purchases must be made by the Executive in accordance with the applicable stock option plans and agreements between the parties.

12.Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement and applicable law to the Executive’s beneficiary pursuant to a valid written designation of beneficiary, as determined by the Compensation Committee in its discretion, or, if there is no effective written designation of beneficiary by the Executive, to the Executive’s estate.
13.Insurance and Indemnity. The Company shall, to the extent permitted by law, include the Executive during the Term of Employment under any directors and officers’ liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other officers covered thereby. The Company’s obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.
14.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
5130 Hacienda Drive
Dublin, CA 94568-7579

If to the Company:	Ross Stores, Inc.
5130 Hacienda Drive
Dublin, CA 94568-7579
Attention: General Counsel
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
15.Complete Agreement; Modification, Waiver; Entire Agreement. This Agreement, along with any compensation and benefits summary, stock option, restricted stock, performance share or other equity compensation award agreements between the parties, represents the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, promises or representations of the parties, including any prior employment agreement or similar agreement between the parties, except those relating to repayment of signing and related bonuses, or relocation expense reimbursements. To the extent that the bonus payment provisions (i.e., post-termination bonus payments) provided in this Agreement differ from the provisions of the Company’s incentive bonus plans (currently the Incentive Compensation Plan) or any replacement plans, such bonus payments shall be paid pursuant to the provisions of this Agreement except to the extent expressly prohibited by law. Except as provided by Section 22 [Compliance with Section 409A], no provision of this Agreement may be amended or modified except in a document signed by the Executive and such person as may be designated by the Company. No waiver by the Executive or the Company of any breach of, or lack of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or the same condition or provision at another time. To the extent that this Agreement is in any way deemed to be inconsistent with any prior or contemporaneous compensation and benefits summary, stock option, restricted stock, performance share or other equity compensation award agreements between the parties, or term sheet referencing such specific awards, the terms of this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be modified to comply with any federal securities law or rule or any NASDAQ listing rule adopted to comply therewith.
16.Governing Law - Severability. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the state in which the Executive’s principal place of employment described in Section 3 is located without reference to that state’s choice of law rules. Notwithstanding the foregoing and subject to the provisions of Section 10(f) hereof which entitles the Company to pursue injunctive relief in a court of competent jurisdiction, the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and federal law shall govern all aspects of the agreement between the parties in Section 19 to arbitrate claims arising from or related to this Agreement. If any provision of this Agreement shall be held or deemed to be invalid, illegal, or unenforceable in any jurisdiction, for any reason, such holding shall not affect the validity of the remainder of this Agreement, which shall continue to be binding upon the parties with any such modification and treated as though originally set forth in this Agreement, nor shall such holding have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable. The parties further agree that any such court or arbitrator is expressly authorized to modify and substitute any such unenforceable provision of this agreement with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case and that this Agreement as so modified shall be binding upon and enforceable against each of them. If such provision or provisions are not modified as provided above, the parties agree that they shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Agreement is consummated as originally contemplated to the greatest extent possible.
17.Mitigation. In the event the Executive’s employment with the Company terminates for any reason, the Executive shall not be obligated to seek other employment following such termination. However, any amounts due to the Executive under Sections 8(a)(i), 8(a)(ii), 8(a)(vii), 8(e)(i)(a), 8(e)(i)(b), 8(e)(i)(d) or 8(e)(i)(e) (collectively, “Mitigable Severance”) shall be offset by any cash remuneration, health care coverage and/or estate planning reimbursements (collectively, “Mitigable Compensation”) attributable to any subsequent employment or consulting/independent contractor arrangement that the Executive may obtain during the period of payment of compensation under this Agreement following the termination of the Executive’s employment with the Company. For any calendar quarter, the Executive shall not be entitled to any Mitigable Severance unless the Executive certifies in writing to the Company on or before the first day of any such calendar quarter the amount and nature of Mitigable Compensation the Executive expects to receive during such quarter. In addition, the Executive must notify the Company within five business days of any increase in the amount and/or nature of Mitigable Compensation not previously reported in the most recent quarterly certification. The Executive shall repay to the Company any Mitigable Severance the Executive received in error within ten days of the receipt of such Mitigable Severance.
18.Withholding. All payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law. To the extent permitted, the Executive may provide all or any part of any necessary withholding by contributing Company stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing price per share as reported on the securities exchange constituting the primary market for the Company’s stock on the date preceding the date the withholding is determined.
19.Arbitration. Except as otherwise provided by applicable law or as otherwise provided for in this Agreement, the Company and the Executive shall resolve all disputes or claims relating to or arising out of the parties' employment relationship, separation or termination of employment, or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination, discrimination, harassment, retaliation, failure to accommodate, or wage and hour violations), pursuant to the Federal Arbitration Act and, as applicable, in accordance with the Company's then-current Dispute Resolution Agreement ("Arbitration Agreement"). The Executive and the Company hereby mutually agree that all such disputes shall be fully, finally, and exclusively resolved by binding arbitration in the city in which the Executive’s principal place of employment is located. Notwithstanding the Arbitration Agreement, arbitration shall be conducted by JAMS arbitration services pursuant to its Employment Arbitration Rules and Procedures (“JAMS Arbitration Rules”) by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected in accordance with JAMS’ then-current Arbitration Rules. The parties are expressly waiving all rights to have their disputes heard or decided by a jury or in a court trial. And to the extent permitted by law, the Company and the Executive agree that each may file claims against the other only in their individual capacities, and may not file claims as a named plaintiff, or participate as a class member, in any class or collective action against the other. For the avoidance of doubt, in the event of a breach or threatened breach by the Executive of Sections 5 or 9 of this Agreement, nothing in this arbitration provision or the Arbitration Agreement shall be construed to prevent the Company from seeking interim or temporary injunctive or equitable relief from a court of competent jurisdiction pending arbitration, and, as permitted by law, without the necessity of showing actual damages or the necessity of posting bond or other security. This provision fully incorporates the Arbitration Agreement provided, however, that in the event of any conflict between this provision and the Arbitration Agreement, this provision shall govern.
If there is termination of the Executive’s employment with the Company followed by a dispute as to whether the Executive is entitled to the benefits provided under this Agreement, then, during the period of that dispute the Company shall pay the Executive 50% of the amount specified in Section 8 hereof (except that the Company shall pay 100% of any insurance premiums provided for in Section 8), if, and only if, the Executive agrees in writing that if the dispute is resolved against the Executive, the Executive shall promptly refund to the Company all such payments received by, or made by the Company on behalf of, the Executive. If the dispute is resolved in the Executive’s favor, promptly after resolution of the dispute the Company shall pay the Executive the sum that was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code.
20.Attorney’s Fees. Except as otherwise provided herein or in the Arbitration Agreement, if applicable, each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement.
21.Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that the Executive shall not be precluded from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and the legal representative of the Executive’s estate shall not be precluded from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s heirs and legal representatives and, the Company and its successors.
22.Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Code Section 409A (“Section 409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:
(a)Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 8 upon the Executive’s termination of employment shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a Separation from Service. For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).
(b)Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of the Executive, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 8 upon the Separation from Service of the Executive shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 8. All such amounts that would, but for this Section 22(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c)Health Care and Estate Planning Benefits. In the event that all or any of the health care or estate planning benefits to be provided pursuant to Sections 8(a)(vii); 8(e)(i)(d) or 8(e)(i)(e) as a result of a Participant’s Separation from Service constitute Section 409A Deferred Compensation, the Company shall provide for such benefits constituting Section 409A Deferred Compensation in a manner that complies with Section 409A. To the extent necessary to comply with

Section 409A, the Company shall determine the health care premium cost necessary to provide such benefits constituting Section 409A Deferred Compensation for the applicable coverage period and shall pay such premium cost which becomes due and payable during the applicable coverage period on the applicable due date for such premiums; provided, however, that if the Executive is a Specified Employee, the Company shall not pay any such premium cost until the Delayed Payment Date. If the Company’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, the Executive shall pay the premium cost otherwise payable by the Company prior to the Delayed Payment Date, and on the Delayed Payment Date the Company shall reimburse the Executive for such Company premium cost paid by the Executive and shall pay the balance of the Company’s premium cost necessary to provide such benefit coverage for the remainder of the applicable coverage period as and when it becomes due and payable over the applicable period.
(d)Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date. Any stock based compensation which vests and becomes payable upon a Change in Control in accordance with Section 8(e) shall not be subject to this Section 22(d).
(e)Change in Control. Notwithstanding any provision of this Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Agreement by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.
(f)Installments. The Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(g)Reimbursements. To the extent that any reimbursements payable to the Executive pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to the Executive no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and the Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(h)Rights of the Company; Release of Liability. It is the mutual intention of the Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of the Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification; provided, however, that the Company shall in no event be obligated to pay any interest or other compensation in respect of any delay in the provision of such payments or benefits in order to comply with the requirements of Section 409A. The Executive acknowledges that (i) the provisions of this Section 22 may result in a delay in the time at which payments would otherwise be made pursuant to this Agreement and (ii) the Company is authorized to amend this Agreement, to void or amend any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A (including any transition or grandfather rules thereunder) without prior notice to or consent of the Executive. The Executive hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Executive as a result of the application of Code Section 409A.
23.Future Equity Compensation. The Executive understands and acknowledges that all awards, if any, of stock options, restricted stock, performance shares and other forms of equity compensation by the Company are made at the sole discretion of the Board or such other committee or person designated by the Board. The Executive further understands and acknowledges, however, that unless the Executive has executed this Agreement and each successive amendment extending the Term of Employment as may be agreed to by the Company and the Executive, it is the intention of the Board and the Executive that, notwithstanding any continued employment with the Company, (a) the Company shall have no obligation to grant any award of stock options, restricted stock, performance shares or any other form of equity compensation which might otherwise have been granted to the Executive on or after the intended commencement of the Initial Term or any Extension thereof for which the Executive has failed to sign the Agreement or the applicable Extension amendment and (b) any such award which is nevertheless granted to the Executive after the intended commencement of the Initial Term or any Extension thereof for which the Executive has failed to sign such Agreement or applicable Extension amendment shall not vest unless and until the Executive has executed the Agreement or applicable Extension amendment, notwithstanding the provisions of any agreement evidencing such award to the contrary.
24.Counsel. The Executive has been advised of the Executive’s right to consult with counsel prior to executing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement effective as of the date and year first above written.

Ross Stores, Inc. and Subsidiaries	Executive

By: James G. Conroy
Chief Executive Officer

Exhibit A to Executive Employment Agreement

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is entered into by and between ___________ (“Executive”) and Ross Stores, Inc. and its subsidiaries (collectively “Ross” or the “Company”). In consideration for the mutual covenants and undertakings set forth below, Executive and Ross (collectively referred to as the “Parties”) knowingly and voluntarily agree as follows:
1.Separation. Executive’s employment with Ross terminates or terminated effective ______________ (the “Separation Date”).
2.Verification of Employment. Executive agrees to refer prospective employers or others seeking verification of Executive’s employment to the Company’s third party provider, The Work Number (1-800-367-5690 or http://www.theworknumber.com). The Work Number will verify Executive’s date of employment and job title only.
3.Compensation and Benefits. Ross shall pay and provide Executive the compensation and benefits set forth in Sections 8(a)(i) through (vii) of the Executive Employment Agreement, dated ____________(“Executive Agreement”) in accordance with the terms of those Sections and subject to the provisions in Section 17 of the Executive Agreement regarding mitigation.
4.Release. In consideration for Ross’ promises herein, Executive knowingly and voluntarily releases and forever discharges Ross, and all of its parent corporations, affiliates, subsidiaries, divisions, successors and assignees, as well as the current and former employees, attorneys, officers, directors and agents thereof of each (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, judgments, promises, agreements, obligations, damages, losses, costs, expenses (including attorneys’ fees) and liabilities of whatever kind and character, known and unknown, which Executive may now have, has ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date hereof, including but not limited to any alleged causes of action for violation of:
•    Title VII of the Civil Rights Act of 1964, as amended
•    The National Labor Relations Act, as amended
•    The Civil Rights Act of 1991
•    Sections 1981 through 1988 of Title 42 of the United States Code, as amended
•    The Employee Retirement Income Security Act of 1974, as amended
•    The Immigration Reform and Control Act, as amended
•    The Americans with Disabilities Act of 1990, as amended
•    The Age Discrimination in Employment Act of 1967, as amended
•    The Federal Workers Adjustment and Retraining Notification Act, as amended
•    The Occupational Safety and Health Act, as amended
•    The Sarbanes-Oxley Act of 2002
•    The United States Equal Pay Act of 1963
•    California Family Rights Act - Cal. Govt. Code § 12945.2 et seq.

Executive's Initials	Ross' Initials
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•    California Fair Employment and Housing Act - Cal. Gov't Code § 12900 et seq.
•    Statutory Provisions Regarding Retaliation/Discrimination for Filing a Workers’
•    Compensation Claim - Cal. Lab. Code §132a (1) to (4)
•    Statutory Provision Regarding Representations and Relocation of Employment (Cal. Lab. Code §970 et seq.)
•    California Unruh Civil Rights Act - Civ. Code § 51 et seq.
•    California Sexual Orientation Bias Law - Cal. Lab. Code §1101 et seq.
•    California AIDS Testing and Confidentiality Law - Cal. Health & Safety Code §199.20 et seq.
•    California Confidentiality of Medical Information - Cal. Civ. Code §56 et seq.
•    California Smokers' Rights Law - Cal. Lab. Code §96
•    California Parental Leave Law - Cal. Lab. Code §230.7 et seq.
•    California Apprenticeship Program Bias Law - Cal. Lab. Code §3070 et seq.
•    California Equal Pay Law - Cal. Lab. Code §1197.5 et seq.
•    California Whistleblower Protection Law - Cal. Lab. Code § 1102-5(a) to (c)
•    California Military Personnel Bias Law - Cal. Mil. & Vet. Code §394 et seq.
•    California Family and Medical Leave - Cal. Lab. Code §233
•    California Parental Leave for School Visits Law - Cal. Lab. Code §230.7 et seq.
•    California Electronic Monitoring of Employees - Cal. Lab. Code §435 et seq.
•    Cal/OSHA law, as amended
•    California Consumer Reports: Discrimination Law - Cal. Civ. Code §1786.10 et seq.
•    California Political Activities of Employees Act - Cal. Lab. Code §1101 et seq.
•    California Domestic Violence Victim Employment Leave Act - Cal. Lab. Code §230.1
•    California Voting Leave Law - Cal. Elec. Code §14350 et seq.
•    California Court Leave Law - Cal. Lab. Code §230
•    California Consumer Reports: Discrimination Law - Cal. Civ. Code §1786.10 et seq.
•    California Political Activities of Employees Act - Cal. Lab. Code §1101 et seq.
•    California Domestic Violence Victim Employment Leave Act - Cal. Lab. Code §230.1
•    California Labor Code §§ 2698 and 2699
•    All as amended and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance
•    Any public policy, contract, tort, or common law, or
•    Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters

In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

Executive's Initials	Ross' Initials
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5.No Filed Claims. Executive represents that, prior to Executive’s execution of this Agreement, Executive did not file any charge, complaint or lawsuit against any of the Releasees with any court or regulatory agency or in any arbitral forum.
6.Participation/Communication Rights and Obligations. Nothing in this Agreement precludes Executive from filing a charge or complaint with, communicating with or providing information or documents to, reporting possible violations of law or regulation to, responding to any inquiry from, providing testimony before, or otherwise participating in an investigation or proceeding by the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the U.S. Department of Justice, Congress, any agency Inspector General or other governmental agency or regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. To the fullest extent permitted by law, Executive hereby agrees to waive Executive’s right to any monetary or other recovery should any claim released by this Agreement be pursued by or with any of the foregoing government entities or agencies on Executive’s behalf, except that Executive is not prohibited from seeking or obtaining a payment or award from a governmental agency for information provided to the governmental agency. Executive is advised that, notwithstanding Executive’s confidentiality and non-disclosure obligations set forth in this Agreement, pursuant to the federal Defend Trade Secrets Act (“DTSA”), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law, may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order.
7.No Other Compensation or Benefits. Executive affirms that Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, expense reimbursement, and benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, expense reimbursement or benefits are due to Executive, except as provided in this Agreement.
8.Acknowledgements Regarding Employment Matters. The Executive affirms that Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested, including any leave under the Family and Medical Leave Act or any other leave authorized by federal or state law. Executive further affirms that Executive has not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, executive, human resources representative, or agent of Ross and has no knowledge of any such improper, unethical, or illegal conduct or activities. Executive additionally affirms that, during the course of employment at Ross, Executive has taken no actions contrary to or inconsistent with Executive’s job responsibilities or the best interests of Ross’ business.

Executive's Initials	Ross' Initials
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9.Restrictive Covenants. The parties expressly acknowledge that those certain employment obligations set forth in the Executive Agreement, specifically the non-solicitation of employees provisions in Section 9(b), the non-solicitation of third parties provisions in Section 9(c), and the non-disparagement provisions in Section 9(d) of the Executive Agreement, shall remain in full force and effect for the time period(s) specified in those provisions. To the extent applicable law considers the reason for termination in determining whether to enforce the employment obligations in Sections 9(b) or (c), Executive’s involuntary termination shall be deemed to have been for cause if Ross, in its discretion, terminated Executive’s employment due to Executive’s poor performance, failure to abide by Ross’s code of conduct or other policy, theft, dishonesty, breach of fiduciary duty, unauthorized use or disclosure of Ross’s property or confidential information, conviction of a crime, unlawful use of illegal drugs, or other misconduct.
10.Return of Documents, Material, Information and Property. By no later than the Separation Date, Executive agrees to return to Ross all Ross documents (and copies) and other Ross property that Executive has in Executive’s possession, including, but not limited to, Ross files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (laptop computer, cell phone, PDA, flash drives, remote access tokens, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Ross (and all reproductions thereof), including but not limited to any confidential personnel or personally identifiable information about Ross employees learned in the course and scope of Executive’s employment (“Company Property”). Executive represents that Executive has made a diligent search to locate any such documents, property and information, and that Executive has permanently deleted and expunged all Ross information in Executive’s possession and from any personal computer, smartphone, tablet, server, cloud or e-mail system. Executive further represents that, other than in the scope of Executive’s employment with Ross and for the benefit of Ross, Executive has not provided any Company Property to any third party and will not do so in the future.
11.Cooperation. Executive further agrees to be available as needed and fully cooperate with Ross in defending any anticipated, threatened, or actual litigation that currently exists or that may arise subsequent to the execution of this Agreement. Such cooperation shall include, but is not limited to, meeting with internal Ross employees to discuss and review issues in which Executive was directly or indirectly involved with during Executive’s employment with Ross, participating in any investigation conducted by Ross either internally or by outside counsel or consultants, signing declarations or witness statements, preparing for and serving as a witness in a deposition or at trial in any civil or administrative proceeding, reviewing documents, and similar activities that Ross deems necessary. Executive further agrees to be available as needed and cooperate in answering questions regarding any previous or current project Executive worked on while employed by Ross so as to ensure a smooth transition of responsibilities and to minimize any adverse consequences of Executive’s departure.
12.Confidentiality. Executive agrees that this is a private agreement and that Executive will not disclose or discuss the fact that it exists or discuss or disclose its terms with anyone other than Executive’s spouse, attorney, and accountant, or as required by law. Further, nothing in this Agreement shall limit the Executive’s right to disclose factual information related to a

Executive's Initials	Ross' Initials
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claim filed in a civil action or an administrative action regarding sexual assault, sexual harassment, harassment, discrimination or retaliation.
13.Non-Disparagement. Except as required by law, Executive agrees not to make, publish or issue, or cause to be made, published or issued, any untrue, disparaging or derogatory statements concerning the Company or any Releasee. Nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as sexual harassment, sexual assault, or discrimination or any other conduct that the Executive has reason to believe is unlawful, or otherwise restricts or impedes the Executive from exercising protected rights as permitted by applicable law.
14.Medicare Representation. Executive warrants that Executive is not a Medicare beneficiary as of the date of this Agreement and, therefore, no conditional payments are required to be made to Medicare.
15.Tax Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and shall be operated in good-faith compliance with Section 409A and the guidance issued thereunder notwithstanding any provision of this Agreement to the contrary. To the extent that either party believes that any payment to be made hereunder is likely to result in the imposition of the excise taxes applicable under Section 409A of the Internal Revenue Code and the regulations issued thereunder, the parties agree to negotiate in good faith to restructure the timing and form (but not the amount) of any nonconforming payments to the extent necessary to avoid any such excise taxes. The Executive hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Executive as a result of the application of Code Section 409A.
16.Forum Selection. Any action arising out of this Agreement or an alleged breach of this Agreement shall be brought only in the County of Alameda in the State of California. Unless otherwise ordered, only the provisions of this Agreement in dispute or alleged to have been breached shall be disclosed in any such action.
17.Applicable Law. This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of California without regard to its conflict or choice of law provisions.
18.Severability. If any part of this Agreement is found to be invalid or unenforceable, the remaining parts of the Agreement will remain in effect as if no invalid or unenforceable part existed.
19.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes all prior agreements or, promises and understandings between the parties, except that the terms set forth in Section 5 (Confidential Information and Intellectual Property), Section 9 (Certain Employment Obligations), Section 10 (Company Remedies for Executive’s Breach of Certain Obligations), Section 11 (Exercise of Stock Options Following Termination), Section 13 (Insurance and Indemnity) and Section 17

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(Mitigation), and Section 19 (Arbitration) and the “Arbitration Agreement” referenced therein, of the Executive Agreement shall remain in full force and effect in accordance with its terms. In the event of any inconsistency between the terms of this Agreement and the aforementioned surviving terms of the Employment Agreement, the terms of this Agreement shall prevail. This Agreement may not be modified except in a writing agreed to and signed by both parties, providing however that Ross may modify this form of agreement from time to time solely as needed to comply with federal, state, or local laws in effect at the time this Agreement is to be executed. Executive represents that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement except for those set forth in this Agreement.
20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto. The Agreement may be signed and transmitted electronically, and such signatures shall be binding and deemed originals for purposes of enforcing this Agreement.
21.Advice of Counsel. Executive is advised to discuss this Agreement with an attorney of Executive’s choice and acknowledges that Executive has been given ample opportunity to do so and has, in fact, done so.
22.Knowing and Voluntary. Executive acknowledges that Executive is entering into this Agreement freely, knowingly and voluntarily, without duress or coercion, and with a full understanding of its terms. Executive further acknowledges that Executive
(a)    Has carefully read and understands this Agreement;
(b)    Is, through this Agreement, releasing Ross from any and all claims Executive may have against it that have arisen prior to or as of the date of this Agreement, including but not limited to, rights or claims arising under the Age Discrimination in Employment Act of 1967;
(c)    Knowingly and voluntarily agrees to all of the terms set forth in this Agreement; and
(d)    Knowingly and voluntarily intends to be legally bound by the terms of this Agreement;
The following subparagraphs shall be applicable only if Executive is forty years of age or older at the time Executive signs this Agreement.
(e)    Executive has been given a full twenty-one (21) days within which to consider the terms of this Agreement and consult with an attorney of Executive's choice and, to the extent Executive executes this Agreement prior to expiration of the full twenty-one (21) days, Executive knowingly and voluntarily waives that period; and
(f)    Executive has a full seven (7) days following the execution of this Agreement to revoke this Agreement (the “Revocation Period") by providing written revocation notice to the Company’s General Counsel or such other person as the Company

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designates. The revocation must be personally delivered or mailed to the General Counsel or such other person as the Company designates at 5130 Hacienda Dr., Dublin, CA 94568 and postmarked within seven (7) calendar days of Executive’s execution of this Agreement. This Agreement shall not become effective or enforceable until the Revocation Period has expired.

The Parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

Dated:___________________________	By:	__________________________________
Executive

Dated:___________________________	By:	__________________________________
Ross Stores, Inc. and its Subsidiaries
(“Ross”)

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